Exhibit 99.1

LATHAM & WATKINS LLP

June 25, 2011

Locke Lord Bissell & Liddell LLP

2200 Ross Avenue

Suite 2200

Dallas, Texas 75201-6776

Attn: Don Glendenning

Re:          Conditional Proposal Received from The Williams Companies, Inc. (“Williams”)

Dear Don:

We are in receipt of your correspondence regarding disclosures pursuant to Section 5.4(b) of that certain Agreement and Plan of Merger by and among Energy Transfer Equity, L.P. (“Energy Transfer”), Sigma Acquisition Corporation and Southern Union Company (“Southern Union”), dated as of June 15, 2011 (the “Merger Agreement”), relating to the above-referenced conditional proposal from Williams (the “Proposal”). Terms used herein and not defined have the meanings ascribed thereto in the Merger Agreement.

We understand and respect the fiduciary obligations of Southern Union’s Board of Directors (the “Board”) in connection with the evaluation of the Proposal. We are also confident that your Board appreciates the value and certainty represented by our agreed transaction, and we know both of our companies will act in a manner which preserves that value for our respective shareholders and unitholders. In that regard, we want to advise you of our conclusion that your Board is not permitted by Section 5.4 of the Merger Agreement to engage in any discussions or negotiations with Williams concerning the Proposal, or furnish Williams any non-public information concerning Southern Union.

Specifically, we do not believe that the Board can conclude, in good faith, that the Proposal constitutes, or is reasonably likely to result in, a Superior Offer. In order for the Proposal to constitute a Superior Proposal, the Board must, among other things:

•                  • Determine that the Proposal will “be more favorable to [Southern Union’s] stockholders from a financial point of view than the merger and the transactions contemplated by the [Merger] Agreement”; and

•                  Consider the likelihood of consummation of the Proposal, including “required approvals, conditions to consummation, legal, financial, regulatory and other aspects of the offer.”

Given the value represented by the intrinsic value of the partnership interests comprising the consideration provided your stockholders under our Merger Agreement (as noted in our statement yesterday) and the speculative and conditional nature of the Proposal, we do not believe the Board can conclude (i) that the Proposal is reasonably likely to lead to a Superior Proposal, or (ii) in good faith that the failure to engage in discussion or negotiations with Williams would be reasonably likely to constitute a breach by the Board of its fiduciary duties. There are numerous deficiencies with the Proposal giving rise to these uncertainties, including, but not limited to, the following:

•                  The transaction as described in the Proposal is not reasonably likely to be consummated because Williams neither has the cash on hand to pay the proposed cash consideration nor committed financing from reputable financial institutions. Instead, the Proposal is supported simply by “highly confident” statements from Barclays and Citi regarding the ability of Williams “to obtain financing”, without speaking in any measure to the commitment of those institutions to themselves provide funding.

•                  The Proposal already has had negative implications on the credit ratings of Southern Union and its wholly owned subsidiary, Panhandle Eastern Pipe Line Co., as evidenced by the recent action by Fitch placing both such companies on ratings watch, further undermining the prospects of Williams obtaining the necessary financing.

•                  We believe the Proposal may face significant regulatory challenges, either making consummation of a transaction speculative or causing material delay.

Energy Transfer looks forward to concluding the transactions contemplated by the Merger Agreement. We will continue to support the transaction. In this regard, we know that Southern Union will comply with the requirements of Section 5.4(a) of the Merger Agreement, which require an affirmative reaffirmation by your Board of our transaction in connection with any public statements or announcements made concerning the Proposal.

If you would like to discuss the contents of this letter, please feel free to give me a call.

Best regards,

Sean T. Wheeler
of Latham & Watkins LLP

cc:         Eric D. Herschmann
Thomas P. Mason
William N. Finnegan IV
Mark D. Gerstein
David S. Allinson